Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 25, 2024 relating to the financial statements of Ferguson plc and the effectiveness of Ferguson plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ferguson Enterprises Inc. for the year ended July 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

September 30, 2024